Execution Version

ADMINISTRATIVE AGENCY AGREEMENT

THIS AGREEMENT is made as of April 25, 2019 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and BRIDGE BUILDER TRUST, a Delaware statutory trust (the “Fund”), on behalf of each series listed on Appendix A to this Agreement (each, a “Portfolio” and collectively, the “Portfolios”) and registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”).

WITNESSETH:

WHEREAS, the Fund desires to retain the Administrator to render certain services to the Fund as described herein, and the Administrator is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.    Appointment of Administrator. The Fund hereby employs and appoints the Administrator to act as its administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2.    Delivery of Documents. The Fund will on a continuing basis provide the Administrator with:

2.1

copies of resolutions of the Fund’s Board of Directors or Trustees authorizing the appointment of the Administrator as administrative agent of the Fund and approving this Agreement; such resolutions shall be certified by the Fund’s Secretary.

2.2	a copy of the Fund’s most recent registration statement;

2.3

copies of all agreements directly entered into between the Fund and its service providers, including without limitation, advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

2.4	a copy of the Fund’s valuation procedures;

2.5	a copy of the Fund’s Articles of Incorporation/Declaration of Trust and By-laws;

2.6

any other documents or resolutions (including but not limited to directions or resolutions of the Fund’s Board of Directors or Trustees) which relate to or affect the Administrator’s performance of its duties hereunder or which the Administrator may at any time reasonably request; and

2.7	copies of any and all amendments or supplements to the foregoing.

3.    Duties as Administrator. Subject to the supervision and direction of the Fund’s Board of Directors or Trustees, the Administrator will perform the administrative services described in Appendix B hereto. Additional services may be provided by the Administrator upon the request of the Fund as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund’s instructions as defined in Section 5 (“Instructions”). It is agreed and understood that the Administrator shall not be responsible for the Fund’s compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund’s failure to comply with said documents, laws or regulations or the Fund’s failure or inability to correct any non-compliance therewith. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1

Records. The Administrator will maintain and retain such records as required by the 1940 Act and other applicable federal securities laws and created pursuant to the performance of the Administrator’s obligations under this Agreement. The Administrator will maintain such other records as requested by the Fund and received by the Administrator. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that any data or records provided by the Fund to the Administrator and any records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Fund. The Administrator will make available to the Fund, its auditors, agents and employees, upon reasonable request, records maintained by the Administrator pursuant to this Agreement. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities. The Administrator shall preserve the records required to be maintained hereunder for the period required by applicable law, provided that such records shall be maintained for a minimum of six (6) years.

3.2

Use of Agents. The Administrator may at any time or times in its discretion appoint (and may at any time remove) any other affiliate, bank, trust fund or subcontractor as its agent (each an “Agent” and collectively, the “Agents”), to carry out such provisions of this Agreement as it may from time to time direct. The Administrator shall exercise reasonable care in the selection and monitoring of such Agents. The appointment of an Agent shall not relieve the Administrator of its obligations under this Agreement and the Administrator will be responsible for the actions or omissions of its Agents to the same extent it would be if it were performing the actions or duties itself.

4.    Duties of the Fund. The Fund shall notify the Administrator promptly of any matter concerning the Fund and/or a Portfolio that would materially affect the performance by the Administrator of its services being provided under this Agreement. Where the Administrator is providing fund accounting services pursuant to this Agreement, the Fund shall promptly notify the Administrator as to the accrual of liabilities of the Fund, liabilities of the Fund not appearing on the books of account kept by the Administrator and as to the existence, status and proper treatment of reserves, if any, authorized by the Fund. The Fund agrees to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to “Know Your Customer” and money laundering prevention rules and regulations (collectively, the “KYC Requirements”). For purposes of this subsection, and in connection with all applicable KYC Requirements, the Fund and each Portfolio is the “client” or “customer” of the Administrator. The Fund further represents that it (or its duly appointed agent) will perform all obligations required under applicable KYC Requirements with respect to its “customers” (as defined in the KYC Requirements) and that, because these customers do not constitute “customers” or “clients” of the Administrator under such applicable rules and regulations, the Administrator is under no such similar obligations.

5.    Instructions.

5.1

The Administrator shall not be liable for, and shall be indemnified by the Fund out of, and only to the extent of, the assets of the Fund, against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties, except for such losses, costs, damages and expenses resulting from the Administrator’s or its Agents’ willful misconduct, bad faith, fraud or negligence or by reason of reckless disregard of its obligations and duties hereunder. A list of persons so authorized by the Fund (“Authorized Persons”) is attached hereto as Appendix C and upon which the Administrator may rely until its receipt of notification to the contrary by the Fund.

5.2

Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Directors or Trustees of the Fund shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by the Board of Directors or Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Instructions on behalf of the Fund.

5.3

Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator reasonably believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

5.4

With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reasonable reliance on such telefax instructions. The Fund agrees that such telefax instructions shall be conclusive evidence of the Fund’s Instruction to the Administrator to act or to omit to act.

5.5

Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions. The Fund authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to the Administrator.)

6.    Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. Additional services performed by the Administrator as requested by the Fund shall be subject to additional fees as mutually agreed from time to time. In addition to such fee, the Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid by the Fund within thirty (30) calendar days of the Fund’s receipt of an invoice specifying the fees and disbursements owed by the Fund. Such payment shall be made by the Fund by wire transfer or other appropriate means to the Administrator, except for any fee or expense subject to a good faith dispute. The Fund shall notify the Administrator in writing within thirty (30) calendar days following receipt of an invoice if the Fund is disputing any amounts in good faith.

7.    Standard of Care. The Administrator shall be held to exercise the level of reasonable skill, care and diligence of a leading professional fund administration services provider and shall act in good faith in carrying out the provisions of this Agreement (including with respect to the service levels (the “Service Levels”) described on Appendix E hereto), provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8.    General Limitations on Liability. The Administrator shall incur no liability with respect to any third party telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D), or from acts of God or other force majeure events (“Force Majeure Event”) provided that the Administrator uses commercially reasonable efforts to avoid or remove such causes of non-performance, and resumes performance with reasonable dispatch as soon as such causes are removed.

8.1

In the absence of the Administrator’s gross negligence or willful misconduct, the Administrator shall incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:

8.1.1

any Sovereign Event. A “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator’s control;

8.1.2

any restrictive provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

8.1.3	any restrictive provision of any order or judgment of any court of competent jurisdiction.

In the absence of the Fund’s gross negligence or willful misconduct, he Fund shall incur no liability under this Agreement if the Fund or any entity utilized by the Fund shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed by the Fund, by reason of causes or events beyond its control, including, but not limited to those in Sections 8.1.1, 8.1.2 and 8.1.3.

8.2    The Administrator shall not be liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense directly resulting from the Administrator’s willful malfeasance, bad faith or negligence in the performance of the Administrator’s obligations and duties or by reason of reckless disregard of its obligations and duties hereunder.

8.3    Except with respect to the indemnification obligation in connection with third-party claims under Section 10, in no event and under no circumstances shall either party be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if either party has been advised of the possibility of such damages or losses.

9.    Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Administrator’s liability for acts, omissions, errors or delays relating to its portfolio compliance monitoring and fund accounting obligations and duties shall be subject to clause 9.2 below.

9.1    Liability for Portfolio Compliance Monitoring. The secondary compliance monitoring of the investments of the Fund and/or each Portfolio with respect to investment restrictions and policies is subject to parameters that may vary over time and which may be beyond the control or knowledge of the Administrator. Consequently, the results of the monitoring as notified by the Administrator to the Fund are to be considered merely as an indication of possible non-compliance with the investment restrictions and policies of the Fund and/or Portfolio rather than an affirmative statement as to non-compliance with the investment restrictions and policies. Moreover, the Administrator may not detect a breach and consequently might not notify the Fund thereof if information or data in its possession is inaccurate, incomplete or ambiguous, it being understood that the Administrator shall notify the Fund of any breach that the Administrator has detected. The Fund shall remain fully responsible for ensuring compliance of the investments of the Fund and each Portfolio with its investment restrictions and policies and the services provided by the Administrator in monitoring investment restrictions and policies shall not be deemed to be a delegation of the Board’s responsibility to the Administrator. In addition, the Fund agrees that the Administrator shall not be liable for the accuracy, completeness or use of any information or data that any compliance system used by the Administrator generates in connection with such administrative compliance monitoring on any given date.

9.2    Liability for Fund Accounting Services. Without limiting the provisions in Section 8 hereof, and in the absence of the Administrator’s gross negligence or willful misconduct, the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of NAV or any direct damages suffered by shareholders in connection with such recalculation. The Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.2.1 through 9.2.3 below.

9.2.1.

The parties hereto acknowledge that the Administrator’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge that in accordance with industry practice, the Administrator shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of a Portfolio. If a recalculation of NAV occurs, and the error exceeds 1⁄2 of 1% of the assets of the Portfolio, the Fund will consider in good faith reprocessing shareholder transactions in accordance with industry practice.

9.2.2.

In the absence of willful misconduct or gross negligence, the Administrator shall not be liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator’s usage of a third party service provider for the purpose of storing records delivered to the Administrator by the Fund and which the Administrator did not create in the performance of its obligations hereunder; (ii) the Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon (including, but not limited to, the fair value pricing procedures of any investment manager or adviser of the Fund and those sources listed on Appendix D), or (b) relevant information known to the Fund or its service provider which would impact the calculation of NAV but which is not communicated by the Fund or its service providers to the Administrator. To the extent that Fund assets are not in the custody of the Administrator, the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Fund.

9.2.3.

In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Fund and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders and, after considering the relevant factors and alternatives, to mitigate the Administrator’s exposure where applicable. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Fund and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund’s desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

10.    Indemnification. The Fund (with liability limited only to the assets of the Fund) hereby indemnifies the Administrator, and its Agents, nominees, partners, employees, officers and directors, and agrees to hold each of them harmless from and against all claims and liabilities, including counsel fees and taxes, incurred or assessed against any of them in connection with the performance of this Agreement and any Instruction except to the extent such claims and liabilities are directly resulting from the willful misconduct, bad faith, fraud or negligence of the Administrator or any of its Agents in the performance of obligations and duties under this Agreement. If an Agent or any other person indemnified under the preceding sentence, gives written notice of claim to the Administrator, the Administrator shall promptly give written notice to the Fund.    Notwithstanding any provision to the contrary in this Agreement, the Fund shall not be required to apply the assets of one Portfolio to satisfy the obligations of any other Portfolio arising under or in connection with this Agreement. The provisions of this Section 10 shall survive the termination of this Agreement.

A party seeking indemnification hereunder (the “Indemnified Party”) shall (i) provide prompt written notice to the Fund of any claim for which it intends to seek indemnification (“Claim”), (ii) grant control of the defense of the Claim to the Fund, provided the Indemnified Party shall have the right to pre-approve counsel selected by or on behalf of the Fund (which pre-approval shall not be unreasonably withheld or delayed), and (iii) reasonably cooperate with the Fund in the defense thereof. The Indemnified Party shall have the right at its own expense to participate in the defense of any Claim and shall be entitled at any time to retain separate counsel to represent it. The Fund shall not consent to the entry of any judgment or enter any settlement (a) unless the Indemnified Party is provided the reasonable opportunity to review the release prior to execution; and (b) which does not include the unconditional release by the claimant of all liabilities for Claims against the Indemnified Party or which otherwise adversely affects the rights of the Indemnified Party.

11.    Reliance by the Administrator on Opinions of Counsel and Opinions of Certified Public Accountants. The Administrator may, at its own expense, consult with its counsel or the Fund’s counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator may, at its own expense, consult with a certified public accountant or the Fund’s Treasurer in any case where so doing appears to the Administrator to be necessary or desirable.

12.    Termination of Agreement. This Agreement may be terminated by either party in accordance with the provisions of this Section.

12.1

This Agreement shall have an initial term of five (5) years from the date hereof (“Initial Term”). Unless terminated earlier in accordance with the provisions hereof, or unless the Administrator gives notice of non-renewal to the Fund at least three hundred and sixty (360) days prior to the last day of the Initial Term or the Fund gives notice of non-renewal to the Administrator at least one hundred and eighty (180) days prior to the last day of the Initial Term, this Agreement shall automatically renew for successive one (1) year periods (each a “Renewal Term”). After the Initial Term the Fund may give notice of non-renewal to the Administrator at least one hundred and eighty (180) days prior to the last day of the Renewal Term. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time for cause, which is a material breach of the Agreement not cured within thirty (30) days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or upon immediate written receipt of notice to the other party in the event that the other party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In addition, the Fund may terminate this Agreement at any time, (i) upon sixty (60) days written notice for any reason or no reasons or (ii) any time after the Fund liquidates or files for dissolution. In the event a termination notice is given by a party hereto (except for a termination due to a material breach by the Administrator), all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund from the assets of the Portfolio for which services shall cease to be performed hereunder. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed. In addition, the Fund may terminate this Agreement immediately upon written notice to the Administrator, without charge or liability, if the Administrator experiences or makes a public or private announcement of a proposed change in control. For purposes of this paragraph, a change in control means the acquisition of control of the Administrator by one or more third parties. In addition to the foregoing, this Agreement shall terminate simultaneously with the termination of the relevant custodian agreement entered into by and between the Fund and the Administrator as custodian.

12.2.

Upon termination of the Agreement in accordance with this Section 12, the Fund may request the Administrator to promptly deliver to the Fund or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Administrator. Such records will be delivered in a mutually agreed upon format. If such request is provided in writing by the Fund to the Administrator within seventy-five (75) days of the date of termination of the Agreement, the Administrator shall provide to the Fund a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete.

13.    Confidentiality and Information Security. The Administrator acknowledges that, as a regulated entity, the Fund is subject to a number of laws and regulations concerning the oversight of its outside service providers, including the Administrator, including laws concerning the privacy and safeguarding of personal information. As a separate agreement, the Administrator and Edward D. Jones & Co., an affiliate of the Fund, have entered into the Master Confidentiality and Security Addendum (“MCASA”), which provides confidentiality and information security terms applicable to this Agreement. The Administrator shall comply with the provisions of the MCASA, and further acknowledges and agrees that the provisions of the MCASA shall supplement this Agreement and shall amend any provisions of this Agreement that are less protective of the Fund or less restrictive of the Administrator. In the event of a conflict between the provisions of the MCASA and this Agreement, the Administrator further acknowledges and agrees that the provisions of the MCASA shall control.

14.    Tape-Recording. The Fund authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund, including from any Authorized Person. The Administrator agrees to provide the Fund access to any such recordings if and to the extent the Administrator relies upon such recordings as evidence in the context of a dispute between the Fund and the Administrator. This authorization will remain in effect until and unless revoked by the Fund in writing. The Fund further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law.

15.    Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

16.    Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

17.    Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

18.    Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York without giving effect to conflicts of laws principles of such state and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the State of New York and the federal courts located in the City of New York in the Borough of Manhattan. Each party irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

19.    Notices. Notices and other writings delivered or mailed postage prepaid to the Fund addressed to the Fund at 12555 Manchester Road, St. Louis, MO 63131, Attn: General Counsel, or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 50 Post Office Square, Boston, MA 02110-1548, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

20.    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no shareholder of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

21.    Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

22.    Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

23.    Representations and Authorization. The Fund hereby represents and warrants to the Administrator that it has the authority to execute and deliver this Agreement and that an authorized officer of the Fund has signed this Agreement, Appendices A, B, C, D and E.

23.1    The Administrator hereby represents and warrants to the Fund that (i) it has the authority to execute and deliver this Agreement; (ii) it will provide the services hereunder in compliance in all material respects with all applicable laws and regulations, both state and federal; (iii) it has obtained all regulatory approvals necessary to provide the services hereunder; (iv) it has not directly or indirectly, given or offered (and will not, directly or indirectly, give or offer) anything of value, including but not limited to, cash, contributions, gifts, or entertainment, to foreign or domestic government officials or to any private commercial person or entity for the purpose of gaining an improper business advantage in violation of any such applicable anticorruption laws; (v) it has established sufficient internal controls and procedures reasonably designed to ensure compliance with applicable anticorruption laws; (vi) it has developed and implemented an anti-money laundering (“AML”) program that is designed to comply with all AML and terrorist financing laws and regulations applicable to the Administrator, including but not limited to: the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the rules and guidance of any applicable self-regulatory organization; and (vii) it is not a party to and there are no pending or, to its knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquires in each case of any material nature against it or its properties or assets which would, in the aggregate, have a material adverse effect upon its performance of its obligations under this Agreement.

24.    Limitation of Liability. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Fund as trustees and not individually, and that all obligations of this Agreement are not binding upon any of the trustees, officers, agents or shareholders of any of the Portfolios or the Fund individually, but binding only upon the assets and property of the Portfolios or the Fund. No Portfolio shall be liable for any claims against any other Portfolio.

25.    Insurance. During the term of this Agreement, and for a minimum of one (1) year after the expiration or termination of this Agreement for any reason, the Administrator shall at all times maintain in full force and effect, with insurance carriers with a minimum AM Best rating of A-1 and duly qualified in those locations where the Administrator is based and where any services are to be performed, policies of insurance of the following minimum types and in the following minimum amounts, and any additional insurance required by law or local statutes:

(a)    Worker’s Compensation insurance, or local equivalent, as prescribed by the law of the state or jurisdiction in which the services are performed and Employer’s Liability Insurance with minimum limits of $1,000,000 for accident or disease.

(b)    Commercial General Liability insurance with minimum limits of $2,000,000 per occurrence, $4,000,000 aggregate, including (i) bodily injury (including death); (ii) personal injury; (iii) property damage, including damage arising out of explosion, collapse and/or underground hazard exposure; (iv) products and completed operations exposures; (v) independent contractor’s liability; and (vi) blanket contractual coverage insuring the indemnity provisions set forth herein; and (vii) identity theft liability insurance.

(c)    Professional Liability coverage with limits not less than $25,000,000 in the aggregate.

25.1    The Administrator waives all rights of subrogation against the Fund and its insurers. The Administrator’s maintenance of or failure to maintain insurance shall not limit its liability under this Agreement in any way.

25.2    The Administrator represents that as of the date of this Agreement and continuing throughout the term of this Agreement, it will maintain adequate amounts of capital to satisfy its obligations under this Agreement and the MCASA, including those related to a cyber-related event. In the event that Administrator enters into a cyber-insurance policy after the date of this Agreement, the Administrator shall notify the Fund within 30 days of entry into such policy.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document    .

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ William E. Rosensweig
Name:	William E. Rosensweig
Title:	Partner
Date:	April 25, 2019

BRIDGE BUILDER TRUST

By:	/s/ Ryan Robson
Name:	Ryan Robson
Title:	President
Date:	April 18, 2019

APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

Dated as of April 25, 2019

The following is a list of Portfolios for which the Administrator shall serve under an Administrative Agency Agreement dated as of April 25, 2019 between the Administrator and the Fund:

Bridge Builder Core Bond Fund

Bridge Builder Core Plus Bond Fund

Bridge Builder Municipal Bond Fund

Bridge Builder Large Cap Growth Fund

Bridge Builder Large Cap Value Fund

Bridge Builder Small/Mid Cap Growth Fund

Bridge Builder Small/Mid Cap Value Fund

Bridge Builder International Equity Fund

Bridge Builder Transition Fund

APPENDIX B

TO

ADMINISTRATIVE AGENCY AGREEMENT

Fund Accounting Services

The Administrator will provide the following fund accounting services to each Portfolio each day that such Portfolio and the New York Stock Exchange (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile each Portfolio’s investment activity including with respect to:

•	Investment taxlots

•	Income

•	Dividends

•	Principal paydowns

•	Capital activity

•	Expense accruals

•	Cash activity

•	Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of each Portfolio against the records of the Custodian:

•	Securities holdings

•	Cash including cash transfers, fees assessed and other investment related cash transactions

•	Trade settlements

Securities Pricing. The Administrator shall update each security position of each Portfolio as to the following:

•	Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

•	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D

•	Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting. The Administrator shall provide the following investment accounting services to each Portfolio:

•	Amortization/accretion at the individual tax lot level

•	General ledger entries

•	Book value calculations

•	Trade Date + 1 accounting

•	Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE

Portfolio Compliance Monitoring Services

As described herein, the Administrator is providing secondary portfolio compliance monitoring services (“Secondary Compliance Monitoring Services”) pursuant to this Agreement. The Fund acknowledges that the Secondary Compliance Services duplicate the compliance program in place for the Fund (i.e., all tests performed as part of Secondary Compliance Monitoring Services are also performed by the Fund or Investment Advisor independently of the Services provided by the Administrator), that the Secondary Compliance Monitoring Services are a double check or backup, and that the Administrator may not provide Secondary Compliance Monitoring Services unless they are duplicative to the compliance testing performed by the Fund or the Investment Advisor. Finally, the Fund understands that this is a condition precedent to the Administrator’s ability to provide Secondary Compliance Monitoring Services. Further, the Fund agrees to notify the Administrator in the event the Fund or any officer, employee or agent of the Fund detects a possible non-compliance of the Fund with its investment restrictions, policies and limitations. The Fund understands that any printed material generated by the system employed by the Administrator to perform any Secondary Compliance Monitoring Services shall display the CRD brand and logo, as appropriate. The Administrator shall perform the following Secondary Compliance Monitoring Services with respect to the investments of each Portfolio on each Business Day unless otherwise specified:

•

Accounting date plus one monitoring of each Portfolio’s investments with respect to the investment restrictions, policies and limitations as described in the current prospectus and statement of additional information, which shall be provided to the Administrator by the Fund, and agreed to by the Administrator and Fund

•	Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)

•

Trade date plus one monitoring of each Portfolio’s investments with respect to the 1940 Act requirements and rules thereunder (including Rule 2a-7 if applicable) and applicable Internal Revenue Code rules and regulations as described in Exhibit A attached hereto

•	Rule 17g-1 monitoring shall be performed monthly as requested

•	Qualifying income monitoring with respect to Subchapter M compliance shall be performed monthly

•	Trade date plus one monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Administrator

•

The Administrator shall notify the Fund’s Chief Compliance Officer (“CCO”) or such other Authorized Person as may be agreed to by the Fund in the event and at such times as the Administrator detects possible non-compliance with a Portfolio’s investment restrictions, policies and limitations (“Daily Exception Reporting”)

•

Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a monthly report summarizing the results of the Portfolio Compliance Monitoring Services (“Monthly Summary Reporting”)

•	Provide the Fund’s Board of Trustees/Directors a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”)

•	Assist the Fund in producing quarterly brokerage-related reports for the Fund’s Board of Trustees/Directors as requested by the Fund and agreed to by the Administrator

The Administrator shall perform the following additional compliance monitoring services with respect to each Portfolio one each Business Day:

•	Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a daily portfolio compliance summary report (“Daily Summary Reporting”)

Financial Reporting Services

•	The Administrator shall accumulate information for and prepare

•

Within a 60-day production cycle, [one] annual and [one] semi-annual shareholder report for the Fund per fiscal year, such preparation includes the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of the Fund by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.)

The Administrator shall provide the following additional services as requested by the Fund:

•	Quarterly calculation and reporting of each Portfolio’s portfolio turnover

•	Preparation of a Monthly and/or Quarterly “Survey” for each survey company identified by the Fund

•

Preparation of the following quarterly reports for the Fund’s Board of Trustees/Directors (in BBH Reporting Format or such other format as agreed to between the Administrator and the Fund): Summary Schedule of Investments and Net Asset Roll Forward

•

Preparation of the following additional quarterly reports for the Fund’s Board of Trustees/Directors (in BBH Reporting Format or such other format as agreed to between the Administrator and the Fund): Statements of Assets and Liabilities, Statements of Operations, Statements of Changes in Net Assets, Financial Highlights, Schedules of Investments, Top Five Industry, Country and Holdings Reports and Sector, Industry and Bond Rating Analyses

Expense Administration Services

The Administrator shall perform the following services as requested by the Fund’s Treasurer:

•	Prepare and obtain authorization of Fund expense invoices on a bi-monthly basis

•	Prepare the Fund’s quarterly budget and make recommendations for adjustments as appropriate

•	Prepare a monthly expense pro forma

•	Provide consultative services with respect to financial matters of the Fund as may be requested and agreed to by the Fund and Administrator from time to time

The Administrator shall perform the following additional services as requested by the Fund’s Treasurer:

•	Prepare Form 1099 reporting for the Fund’s independent Trustees/Directors

•

Prepare budgets and expense pro formas for new series, Portfolios or classes and/or with respect to mergers, acquisitions and restructurings, as may be requested and agreed to between the Fund and Administrator

Tax Support Services

The Administrator shall provide the following tax support services to the Fund:

•	Prepare fiscal year-end and excise tax distribution calculations;

•	Prepare monthly, quarterly and annual income distributions as described in each Fund’s or Portfolio’s prospectus

•	Provide any needed tax adjustments on portfolio transactions

•	Prepare annual capital gain distribution(s) including spillback amounts as required

•	Prepare tax-related ROCSOP entries for fund accounting purposes

•

Review required tax disclosures (such as tax cost, long-term capital gain, tax-exempt designation, foreign tax credits, dividend-received deductions, and qualified dividend income pass throughs) in the Fund’s financial statements

•	Prepare and file federal, state and local (if any) income tax returns, including tax return extension requests, for signature by the Fund and/or its auditor

•	Prepare shareholder year-end tax information

•	Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting

•	Provide analysis and necessary adjustments based on passive foreign investment companies (“PFICs”) that have been identified by the Fund and communicated to the Administrator

•

Consult with the Fund’s Authorized Persons on their management and/or investment strategy regarding straddles identified by the Fund and communicated to the Administrator and provide necessary adjustments

Corporate Secretary and Regulatory Reporting Services

The Administrator shall perform the following regulatory services for the Fund:

•	Maintain calendar for all regulatory matters

•

Prepare one annual update per fiscal year end to the Fund’s registration statement and file the same with the SEC (includes coordination of the update with Fund personnel, Fund counsel and independent auditors)

•	Prepare up to four supplements (“Stickers”) to the Fund’s registration statement per calendar year

•	Assist the Fund with preparing the Fund’s fidelity bond filing with the SEC

•	Assist the Fund in preparing one annual Form N-PX filing per calendar year

•	Review and comment on shareholder reports and coordinate with BBH&Co.’s financial reporting personnel

•	Prepare and file one annual report and one semi-annual report on Form N-CSR

•	Prepare and file one annual Rule 24f-2 Notice

•	Prepare monthly reports for Form N-PORT

•	Prepare one annual report on Form N-CEN

•	Assist in monitoring regulatory proposals and changes that may affect the Fund

•	In accordance with Rule 31a-2 under the 1940 Act, maintain those records received or created by the Administrator, which are required to be maintained by Rule 31a-1(b)(4) under the 1940 Act

The Corporate Secretary and Regulatory Reporting team shall perform the following additional services for the Fund, subject to mutually agreed upon fees:

•	Prepare Information statements and file such materials with the SEC.

•	Prepare proxy statements, notices, scripts, agendas and file such materials with the SEC.

•	Prepare shareholder meeting materials, resolutions, script and minutes and attend such meetings

•	Prepare materials for and attend “Special” Board and Audit Committee meetings

•

Prepare “off cycle” amendments to the Fund’s registration statement, including those for new series, Portfolios or classes, changes in advisory relationships, mergers and restructurings, as may be requested and agreed to between the Fund and Administrator

•	Assist in the startup of any new Funds, including preparation of board materials and applicable filings with the SEC

Performance Measurement Services

The Administrator shall provide the following services related to calculating and reporting Fund & Sleeve (Manager) performance:

•	Calculate time weighted total returns for each Portfolio (by class, if applicable) and report such returns to the Fund on a monthly basis

•	Monthly Gross of Fee Returns Reporting - total return reporting, excluding any operating expenses and sales charge(s), if applicable

•	Provide and review each Portfolio’s performance information disclosed in its financial statements, prospectus and statement of additional information

•	At the Fund’s request, report portfolio holdings to identified database companies

APPENDIX C

TO

ADMINISTRATIVE AGENCY AGREEMENT

List of Authorized Persons

•	Fund to provide a list of its Authorized Persons, which may be amended from time to time by the Fund, to the Administrator under separate cover.

APPENDIX D

TO

ADMINISTRATIVE AGENCY AGREEMENT

AUTHORIZED SOURCES

The Investment Manager and Fund hereby acknowledge that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BANK OF AMERICA MERRILL LYNCH GLOBAL RESEARCH

BLOOMBERG

RUSSELL/MELLON

FUND MANAGERS / CLIENT DIRECTED

INTERACTIVE DATA CORPORATION/INTERCONTINENTAL EXCHANGE

REPUTABLE BROKERS

THOMSON REUTERS

SUBCUSTODIAN BANKS

SIX FINANCIAL

REPUTABLE FINANCIAL PUBLICATIONS

STOCK EXCHANGES

STAT PRO

MORGAN STANLEY CAPITAL INTERNATIONAL

WALL STREET OFFICE*

PRICING DIRECT

MARKIT

SUPER DERIVATIVES

S&P

DOW JONES

JP MORGAN

SQX (SECURITIES QUOTE EXCHANGE)

BARCLAYS

FITCH SOLUTIONS

MOODYS

FORD EQUITY RESEARCH

FTSE GROUP

INVESTMENT TECHNOLOGY GROUP (ITG)

WM COMPANY

WOLTERS KLUWER FINANCIAL SERVICES

DEPOSITORIES (DTC, EUROCLEAR, ETC)

CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC)

OeKB

CITIGROUP INDEX LLC

MORNINGSTAR INC.

*

By using Wall Street Office (“WSO”) as an authorized information source, the Investment Manager and Fund are each authorizing the Administrator to share confidential information regarding bank loan transactions with WSO. Investment Manager and Fund each acknowledge and agree that, while WSO must maintain such information confidentially, WSO is permitted to utilize such information on an anonymous basis in furtherance of its products and services.

APPENDIX E

TO THE

ADMINISTRATIVE AGENCY AGREEMENT

SERVICE LEVELS

Service Levels. Subject to the terms and conditions of this Agreement, the Administrator will provide the service levels (the “Service Levels”) identified on the attached Service Level Schedule (the “Schedule”). A matter will be an incident or deficiency if the standard listed in the “Service Level Agreements” column of the Schedule is not met as measured in the timeframe included in either the “Service Level Agreements” or “Frequency” columns of the Schedule.

Monitoring; Reporting. The Administrator will utilize, measure, and monitor the Service Levels at a level of detail sufficient to verify compliance. On a monthly basis, the Administrator will prepare and deliver one or more reports, in a mutually acceptable form, describing: (i) its performance in meeting the Service Levels, (ii) the status of any outstanding Service Level deficiencies; and (iii) any additional information customarily provided by the Administrator in such reports to its customers for similar services.

Service Level Deficiencies. An incident management process will be used to handle material unplanned events and interruptions to the Services. When responding to a material deficiency, the Administrator will: (a) proactively manage, investigate and report on the root cause of the problem; (b) create a written corrective action plan (i) consistent with its operation of a single unified platform for providing services to multiple fund clients if the root cause is applicable to the Fund and other clients of the Administrator or (ii) for the Fund; (c) submit the action plan to the Fund for review and approval (such approval not to be unreasonably withheld); (d) implement, manage and monitor the action plan until the Service Level deficiencies are corrected; (e) provide status reports to the Fund on progress, as reasonably requested; and (f) take appropriate preventative action designed to prevent recurrence of the Service Level deficiencies.

Escalation. If a material deficiency, or a repetitive series of immaterial deficiencies that could become material in the aggregate, is reasonably determined by the Fund to require in-person review and discussion, the Administrator shall dispatch a senior executive reasonably acceptable to the Fund to meet in person with Fund’s Board. The meeting shall be for the Administrator to provide a plan to the Fund’s Board, to resolve the issues, together with providing reasonable assurances of the Administrator’s ability to perform the Services in the manner and within the timeframes required herein.

SCHEDULE TO APPENDIX E

SERVICE LEVELS

Attached.